CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated August 24, 2018, accompanying the financial statements of Quality Municipal Income Trust, 10-20 Year Series 90 (included in Invesco Unit Trusts, Municipal Series 1268) as of April 30, 2018, and for the period from May 18, 2016 (date of deposit) through April 30, 2017 and for the year ended April 30, 2018, and the financial highlights for the period from May 18, 2016 (date of deposit) through April 30, 2017 and for the year ended April 30, 2018, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-208038) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
August 24, 2018